Exhibit 10.154

October 14, 2003

Mr. Michael Green

3452 Lady Hill Road

San Diego, CA 92130

Dear Mike,

As you are aware, we have been advised by counsel that it would be in the best interests of the Company, due to SEC filing requirements, if your employment start date (the “Effective Date”) could be adjusted from October 1, 2003.

As such, I want to make the following offer to you:

1.             The revised Effective Date shall be October 10, 2003;

2.             The Company shall pay you a signing bonus on the next earliest pay date in the amount of $6,800;

3.             I will request that the Board approve your option package with a vesting commencement date of October 1, 2003;

4.             All other terms and conditions of our original letter of offer dated September 30, 2003 shall remain in full force and effect.

Mike, I hope this meets with your approval and that you find this adjustment satisfactory.  Please let me know if you feel otherwise.

Sincerely,

John Bonfiglio, Ph.D.

Chief Executive Officer